Exhibit 10.2

April 25, 2005

Personal and Confidential

Michael J. Hall

7438 East 68th Place

Tulsa, OK 74133

Dear Mike:

On behalf of the Matrix Service Company Board of Directors, I am writing this letter to confirm your compensation package as Interim President/Chief Executive Officer for Matrix Service Company.

As Interim President/Chief Executive Officer, you will report directly to Ed Hendrix, Chairman of the Board. Your effective date of assuming this role was March 28, 2005. The compensation package we are offering includes the following basic elements:

1.	Base Salary – $250,000 for six months ($500,000 on an annualized basis), to be paid according to our normal payroll procedures.

2.	Incentive Compensation – Special incentive compensation for achieving specific, predefined objectives that can be accomplished in the near term.

•	$125,000 for successfully replacing the existing bank group and the senior debt facility and for providing the company with sufficient capital to fund ongoing operations and growth.

•	$125,000 for successfully recruiting and hiring the new President/CEO. In the event you remain in the CEO position for a period of two years or more, this incentive payment will be made to you.

For the purpose of public reporting, these objectives will be referred to as “achieving specific, predefined objectives established by the Board.”

3.	Stock Options – Options on 100,000 shares of company stock under one of the company’s current stock option plans.

•	The Compensation Committee specified that vesting in this option will be at the earlier of one year or at the time the two objectives referenced above for incentive compensation purposes are achieved.

•	The Committee also specified that the exercise period for the option be two years following your termination from the company.

•	In the event of a change of control, stock options will vest immediately.

April 25, 2005

Mr. Michael J. Hall

4.	Other

•	The waiting period for group insurance coverage will be waived.

•	Upon accepting this role, your retainer and fees as a member of the Board of Directors will be discontinued effective April 1, 2005.

5.	Company Benefits – While you are serving as an employee of the organization, you will be eligible to participate in the company’s benefits programs, which are outlined below:

•	Group Health Insurance – We offer employees a choice of HMO, PPO-High, PPO-Low, and PPO-Premiere. Each PPO plan provides similar benefits, but the premiums, plan provisions and deductible amounts are different. Prescription coverage is included with medical premiums.

•	Group Dental Insurance – Provided through Delta Dental.

•	Vision Coverage – Voluntary, employee-paid benefit provided through VSP.

•	Group Life Insurance and Accidental Death & Dismemberment Insurance – Paid by the company. Provides coverage up to one times your annual base salary and $5,000 each for dependents enrolled in the medical plan. Optional Life Insurance, Spousal Optional life and Dependent Optional Life Insurance is also available for purchase.

•	Voluntary Short-Term Disability Insurance – paid by the employee. Provides supplemental compensation in the event of disability of 60% of pay to a maximum of $650/week for 12 weeks.

•	Long-Term Disability Insurance – paid by the company. Provides supplemental compensation in the event of long-term disability of 60% of pay to a maximum of $5,000/month. Coverage begins after 12 weeks of disability.

•	401(k) Plan – 50% match up to 6% of employee’s annual earnings. Employees are eligible to participate after three months of continuous service on Plan entry dates – January 1, April 1, July 1 and October 1. Employees may contribute up to 25% of pay up to the annual IRS maximum.

•	10 paid holidays per year.

April 25, 2005

Michael J. Hall

•	Paid Time Off (PTO) – PTO is the combination of traditional vacation and sick leave into one account to be used for all absence (personal, sick, vacation). Employees begin accruing PTO upon hire. PTO accrues on a monthly basis at the rate of 13.34 hours/month. You will receive four weeks (20 days) of PTO annually, based on the company’s Fiscal Year (June 1,-May 31).

•	Flexible Spending Accounts – We offer a Health Care Expense Account and a Dependent Care Account, which allow employees to set aside pre-tax dollars to reimburse themselves for certain heath care and dependent care expenses, and reduce their taxable income. Under the Health Care Account the maximum an employee can set aside is $2,400 per year and under the Dependent Care Account the annual maximum is $5,000.

Please note that the offer contained in this letter will be effective for seven days. This letter, in conjunction with human resources policies of Matrix Service Company, contains the complete understanding regarding your employment and supersedes any and all other agreements, whether oral or written. No amendment, modification, waiver or addition to it will be valid and binding unless it is in writing and signed by both you and myself.

At your earliest convenience, please sign and return one copy of this letter to confirm that you accept our employment offer and that you are not bound by any agreements, contracts or commitments which would, in any way, limit your performance and contributions in the position we are offering. In addition, your signing this letter will indicate that you understand that our offer does not in any way represent an employment contract or any other commitment to a specific term of employment with the company.

Yours very truly,

/s/ Nancy E. Downs
Nancy E. Downs
Director, Human Resources

CONFIRMED AND AGREED TO THIS 25th DAY OF April 2005

/s/ Michael J. Hall
Michael J. Hall